Exhibit 99.01
FOR IMMEDIATE RELEASE                                Contact: David A. Garrison
Website: http://www.arthrt.com                                    (978) 602-1436

May 17, 2012

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
ANNOUNCES FIRST QUARTER 2012 RESULTS
Investment in WirelessDx Continues to Impact Operating Results

Fitchburg, MA
Arrhythmia Research Technology, Inc. (the “Company”) (NYSE MKT: HRT) and its subsidiaries reported total revenue of $6,305,000 and net loss of $375,000 for the three months ended March 31, 2012 compared to total revenue of $6,183,000 and net income of $27,000 for the same quarter of 2011. Net loss per share for the three months ended March 31, 2012 was $0.13 per share compared to $0.01 in earnings per share for the same period in 2011.
James E. Rouse, the Company's President and CEO, commented, “In the first quarter Micron Products' sensor business had strong sales which resulted in consolidated revenue being up slightly over the same period in 2011. Micron's higher sensor volume and silver surcharge during the first quarter of 2012 were offset by lower sales for Micron's custom molding and manufacturing division due to the completion of a defense related product in the first quarter of 2011.
The net loss of $.13 per share in the quarter was primarily a result of the Company's continued investment in WirelessDx, our start-up medical services subsidiary. R&D expenses related to FDA device clearance efforts and updates to ART's customizable proprietary signal-averaging electrocardiography (SAECG) software, PREDICTOR®, also contributed to the loss.
Patient referrals to WirelessDx have increased for the sixth consecutive quarter. However, expenditures for capital equipment and scale up in sales and operations personnel continue to significantly outpace revenues. We expect WirelessDx expenses and capital expenditures to negatively impact consolidated operating results and cash through 2012 as marketing and business development efforts continue.
We believe that our continuing focus on growth through business development programs taking place at our subsidiaries will position the Company for long term growth."

About Arrhythmia Research Technology, Inc.
The Company through its wholly-owned subsidiary, Micron Products, Inc., manufactures silver plated and non-silver plated conductive resin sensors and distributes metal snaps used in the manufacture of disposable ECG, EEG, EMS and TENS electrodes. Micron's MIT division provides end-to-end product life cycle management through a comprehensive portfolio of value-added services such as design, engineering, prototyping, manufacturing, machining, assembly and packaging. MIT manufactures custom injection molded products for medical, electronic, industrial and consumer applications, and provides high end mold design, manufacturing and precision machining for various industries. The Company's wholly-owned subsidiary, RMDDxUSA Corp. and its Canadian subsidiary, RMDDx Corporation, branded "WirelessDx", is dedicated to the development and commercialization of medical devices and services, medical information technology, medical diagnostics and remote patient monitoring through wireless, Internet and telecommunication technologies. The Company's products also include a customizable proprietary signal-averaging electrocardiography (SAECG) software used in the detection of potentially lethal heart arrhythmias and that is reconfigurable for a variety of hardware platforms.
For more information please check our websites:
http://www.arthrt.com                 http://www.micronproducts.com
http://www.micronintegrated.com            http://www.WirelessDx.com

Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include: our ability to maintain our current pricing model and/or decrease our cost of sales; our ability to increase sales of higher margin products and services; variations in the mix of products and services sold; variability of customer delivery requirements; ability to market WirelessDx services, manage the timing of investment in operational infrastructure and ability to accelerate the pace of revenues from customer implementation; a stable interest rate market and/or a stable currency rate environment in the world, and specifically the countries where we are doing business; continued availability of supplies or materials used in manufacturing at competitive prices; volatility in commodity and energy prices and our ability to offset higher costs with price increases. More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011.